UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomas  Schick
   American Express Tower
3 World Financial Center
200 Vesey Street
   NY, New York 10285-5003
2. Issuer Name and Ticker or Trading Symbol
   American Express Company (AXP)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   5/1/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President - Corp. Affairs & Communications
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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
Common Shares       |5/1/ 2|5/1/ 2|M   | |97000.000         |A  |29.302     |                   |D     |                           |
                    |003   |003   |    | |                  |   |           |                   |      |                           |
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Common Shares       |5/1/ 2|5/1/ 2|F   | |84209.000         |D  |37.520     |                   |D     |                           |
                    |003   |003   |    | |                  |   |           |                   |      |                           |
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Common Shares       |5/2/ 2|5/2/ 2|S   | |2500.000          |D  |37.680     |                   |D     |                           |
                    |003   |003   |    | |                  |   |           |                   |      |                           |
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Common Shares       |5/2/ 2|5/2/ 2|S   | |10291.000         |D  |37.690     |170604.779         |D     |                           |
                    |003   |003   |    | |                  |   |           |                   |      |                           |
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Common Shares       |      |      |    | |                  |   |           |801.000            |I     |By ISP Trust 1             |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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
Employee Stoc|$29.302 |5/1/ 20|5/1/ 2|M   | |97000.000  |D  |2/23/|2/22/|Common Share|97000.0|       |68000.000   |D  |            |
k Option (rig|        |03     |003   |    | |           |   |99 2 |08   |s           |00     |       |            |   |            |
ht to buy) - |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
2/23/98      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stoc|$37.52  |5/1/ 20|5/1/ 2|A   | |84209.000  |A  |11/1/|2/22/|Common Share|84209.0|       |84209.000   |D  |            |
k Option (rig|        |03     |003   |    | |           |   |03   |08   |s           |00     |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Shares held in reporting person's account under the Company's Incentive Savings Plan as of April 1, 2003. This plan uses unit accounting, and the number of shares that a participant is deemed to hold varies with the unit price of the Company pooled st ock fund.
2. These options vested in three equal annual installments beginning on the date shown as "Date Exercisable."
SIGNATURE OF REPORTING PERSON
Thomas  Schick
Thomas Schick